As filed with the Securities and Exchange Commission on October 17, 2017

Registration Statement No. 333-190328
Registration Statement No. 333-183186
Registration Statement No. 333-172788
Registration Statement No. 333-144148
Registration Statement No. 333-106326
Registration Statement No. 333-64784
Registration Statement No. 333-36985

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-190328
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-183186
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172788
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-144148
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-106326
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-64784
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-36985

UNDER THE SECURITIES ACT OF 1933

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	13-3768097
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 32nd Floor
New York, New York 10022
(Address of Principal Executive Offices) (Zip Code)

2007 INCENTIVE STOCK PLAN, AS AMENDED

2007 INCENTIVE STOCK PLAN

WHX Corporation 2003 Incentive Stock Plan

WHX Corporation 2001 Stock Option Plan

1991 Incentive and Nonqualified Stock Option Plan of WHX Corporation

WHEELING-PITTSBURGH STEEL CORPORATION 401(K) RETIREMENT PLAN
(Full title of the plans)

Douglas B. Woodworth
Chief Financial Officer

Handy & Harman Ltd.
590 Madison Avenue, 32nd Floor
New York, New York 10022
(212) 520-2300
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Handy & Harman Ltd., a Delaware corporation (the “Registrant”), to withdraw from registration any and all securities of the Registrant registered thereunder (the “Securities”), which have not been sold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-190328), pertaining to the registration of 425,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), issuable under the Registrant’s 2007 Incentive Stock Plan, as amended, which was filed with the Commission on August 2, 2013.
•	Registration Statement on Form S-8 (No. 333-183186), pertaining to the registration of 450,000 Shares, issuable under the Registrant’s 2007 Incentive Stock Plan, as amended, which was filed with the Commission on August 9, 2012.
•	Registration Statement on Form S-8 (No. 333-172788), pertaining to the registration of 1,120,000 Shares, issuable under the Registrant’s 2007 Incentive Stock Plan, as amended, which was filed with the Commission on March 11, 2011.
•	Registration Statement on Form S-8 (No. 333-144148), pertaining to the registration of 800,000 Shares, issuable under the Registrant’s 2007 Incentive Stock Plan, which was filed with the Commission on June 28, 2007.
•	Registration Statement on Form S-8 (No. 333-106326), pertaining to the registration of 250,000 Shares, issuable under the WHX Corporation 2003 Incentive Stock Plan, which was filed with the Commission on June 20, 2003.
•	Registration Statement on Form S-8 (No. 333-64784), pertaining to the registration of 250,000 Shares, issuable under the 1991 Incentive and Nonqualified Stock Option Plan of WHX Corporation, and the registration of 1,500,000 Shares, issuable under the WHX Corporation 2001 Stock Option Plan, which was filed with the Commission on July 9, 2001.
•	Registration Statement on Form S-8 (No. 333-36985), pertaining to the registration of 500,000 Shares, issuable under the Wheeling-Pittsburgh Steel Corporation 401(K) Retirement Plan, which was filed with the Commission on October 2, 1997.

Pursuant to the Agreement and Plan of Merger, dated as of June 26, 2017 (the “Merger Agreement”), by and among Steel Partners Holdings L.P., a Delaware limited partnership (“SPLP”), Handy Acquisition Co., a Delaware corporation and a wholly owned subsidiary of SPLP (“Merger Sub”), and the Registrant, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and as an indirect wholly owned subsidiary of SPLP. The Merger became effective on October 12, 2017.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Securities registered under the Registration Statements but not sold under the Registration Statements, if any. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 17, 2017.

HANDY & HARMAN LTD.

By:	/s/ Douglas B. Woodworth
	Name:	Douglas B. Woodworth
	Title:	Chief Financial Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.